Exhibit 10.1

AMENDMENT NO. 1 TO
COMMON STOCK PURCHASE AGREEMENT
This AMENDMENT NO. 1 (the “First Amendment”) to that certain Common Stock Purchase Agreement, dated August 7, 2015 (the “Agreement”), by and between Globalstar, Inc., a Delaware corporation (the “Company”), and Terrapin Opportunity, L.P., a limited partnership organized under the laws of the British Virgin Islands (the “Investor”), is entered into as of December 11, 2015 (the “First Amendment Date”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
RECITALS
WHEREAS, Section 9.3 of the Agreement provides that the Agreement may be amended by a written instrument signed by the Company and the Investor; and
WHEREAS, the Company and the Investor now desire to amend the Agreement as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Agreement and this First Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Amendment of Section 4.15. Effective as of the First Amendment Date, Section 4.15 of the Agreement shall be amended and replaced in its entirety with the following:
“Section 4.15    Certain Fees. Except as set forth in an engagement letter between the Company and Financial West Group, Member FINRA/SIPC (“FWG”) (a true and complete fully executed copy of which has heretofore been provided to the Investor), the rights, title, interest, duties and obligations of FWG under which have been assigned to Merriman Capital, L.P. (“Merriman”) pursuant to an assignment and assumption agreement dated as of February 4, 2016, no brokers, finders or financial advisory fees or commissions is or shall be payable by the Company or any Subsidiary (or any of their respective affiliates) with respect to the transactions contemplated by this Agreement. Except as set forth in this Section 4.15 or as disclosed in Section 4.15 of the Disclosure Schedule, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company, the Investor or the Broker-Dealer for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement or, to the Company’s Knowledge, any arrangements, agreements, understandings, payments or issuance with respect to the Company or any of its officers, directors, stockholders, partners, employees, Subsidiaries or Affiliates that could reasonably be expected to affect the FINRA’s determination of the amount of compensation to be received by any FINRA member (including, without limitation, those FINRA members set forth on Schedule 4.15 of the Disclosure Schedule) or person associated with any FINRA member in connection with the transactions contemplated by this Agreement. Except as set forth in this Section 4.15 or as disclosed in Section 4.15 of the Disclosure Schedule, no “items of value” (within the meaning of FINRA Rule 5110) have been received, and no arrangements have been entered into for the future receipt of any items of value, from the Company or, to the Company’s Knowledge, any of its officers, directors, stockholders, partners, employees, Subsidiaries or Affiliates by any FINRA member (including, without limitation, those FINRA members set forth on Schedule 4.15 of the Disclosure Schedule) or person associated with any FINRA member, during the period commencing 180 days immediately preceding the Effective Date and ending on the date this Agreement is terminated in accordance with Article VII, that could reasonably be expected to affect the FINRA’s determination of the amount of compensation to be received by any FINRA member or person associated with any FINRA member in connection with the transactions contemplated by this Agreement.”
2.Amendment of Section 5.13. Effective as of the First Amendment Date, Section 5.13 of the Agreement shall be amended and replaced in its entirety with the following:
Section 5.13    Broker/Dealer. The Investor shall use one or more broker-dealers to effectuate all sales, if any, of the Shares that it may acquire or purchase from the Company pursuant to this Agreement which (or whom) shall be unaffiliated with the Investor, FWG and Merriman and not then currently engaged or used by the Company (collectively, the “Broker-Dealer”). The Investor shall provide the Company with all information regarding the Broker-Dealer reasonably requested by the Company. The Investor shall be solely responsible for all fees and commissions of the Broker-Dealer, which shall not exceed customary brokerage fees and commissions.
3.Continuing Effect of Agreement. Except as expressly set forth in this First Amendment, all other provisions of the Agreement remain in full force and effect.
4.    Governing Law. This First Amendment shall be governed by and construed in accordance with the internal procedure and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state.
5.    Counterparts. This First Amendment may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT NO. 1 TO THE AGREEMENT to be executed and delivered as of the First Amendment Date.
Company: GLOBALSTAR, INC.

By:	/s/ Timothy E. Taylor Name: Timothy E. Taylor Title: Vice President, Finance

Investor: TERRAPIN OPPORTUNITY L.P.

By:	/s/ Richard Wells Name: Richard Wells Title: Chief Financial Officer

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